EXHIBIT 5.1

OPINION AND CONSENT OF MORGAN, LEWIS & BOCKIUS LLP

April 17, 2007

Silicon Graphics, Inc.

1140 E. Arques Avenue

Sunnyvale, CA 94085

Re:	Silicon Graphics, Inc. – Registration Statement for

46,358 Shares of Common Stock

Dear Ladies and Gentlemen:

We have acted as counsel to Silicon Graphics, Inc., a Delaware corporation (the “Company”), in connection with the registration on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended, of 46,358 shares of the Company’s common stock issuable pursuant to the April 17, 2007 Restricted Stock Unit Award Agreement between the Company and Robert Ewald (the “Award”).

This opinion is being furnished in accordance with the requirements of Item 8 of Form S-8 and Item 601(b)(5)(i) of Regulation S-K.

We have reviewed the Company’s charter documents and the corporate proceedings taken by the Company with respect to the authorization and implementation of the Award. Based on such review, we are of the opinion that, as and when the shares are issued (and the consideration therefor received) pursuant to the terms of the Award and in accordance with the Registration Statement, such shares will be duly authorized, legally issued, fully paid and nonassessable.

We consent to your filing this letter as Exhibit 5.1 to the Registration Statement. In giving the opinion set forth in this letter, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the Securities and Exchange Commission thereunder.

This opinion letter is rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Award or the shares registered on the Registration Statement.

Very truly yours,

/S/ MORGAN, LEWIS & BOCKIUS LLP MORGAN, LEWIS & BOCKIUS LLP